Exhibit 99.1
E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2013 RESULTS

MIDDLEBURG, VA. – May 1, 2013 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.3 million or $0.19 per diluted share for the first quarter of 2013.

“The real story for Middleburg in the first quarter relates to the significant drop in non-accrual loans and total non-performing assets,” commented Gary R. Shook, president and CEO of Middleburg Financial Corporation.  “Non-accrual loans dropped 10% and total non-performing assets as a percentage of total assets fell to 2.77%.  Both of these metrics are continued evidence of the positive trend that began to take hold in early 2012.” Mr. Shook continued, “Another positive for the quarter was the stabilization of the net interest margin.  While the current monetary policy of quantitative easing can contribute to margin compression, our management team is very focused on maintaining our margins with particular emphasis on cost of funds and loan yields.”

First Quarter 2013 Highlights:

•	Net income of $1.3 million or $0.19 per diluted share, compared to $1.6 million or $0.23 per diluted share for the first quarter of 2012, a decrease of 19.0% when comparing calendar quarters;
•	Net interest margin of 3.45%, compared to 3.42% for the previous quarter and 3.69% for the first quarter of 2012;
•	Total revenue of $15.3 million, a decrease of 2.5% compared to the first quarter of 2012;
•	Total assets of $1.2 billion, a decrease of 1.9% compared to December 31, 2012;
•	Deposits decreased by $15.8 million or 1.6% since December 31, 2012;
•	Loans held-for-investment increased by $5.1 million or 0.7% since December 31, 2012;
•	Credit quality improved with Non Accrual Loans declining 7.6% since December 31, 2012;
•	The ratio of Non Performing Assets to Total Assets was 2.77% as of March 31, 2013 compared to 3.05% at December 31, 2012 and 3.21% at March 31, 2012;
•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 9.0%, Total Risk-Based Capital Ratio of 15.6%, Tier 1 Risk-Based Capital Ratio of 14.4%, and a Tier 1 Leverage Ratio of 9.1% at March 31, 2013.

Total Revenue

Total revenue which is comprised of Net Interest Income (before a provision for loan losses) and Non Interest Income was $15.3 million in the quarter ended March 31, 2013, representing a decrease of 12.4% compared to the previous quarter and a decrease of $392,000 or 2.5% from the quarter ended March 31, 2012.

The net interest margin for the three months ended March 31, 2013 was 3.45%, compared to 3.42% for the previous quarter, and 3.69% for the quarter ended March 31, 2012, representing an increase of 3 basis points from the previous quarter and a decrease of 24 basis points compared to the quarter ended March 31, 2012.

Net interest income was $9.4 million during the three months ended March 31, 2013, which was 1.2% lower than the quarter ended December 31, 2012 and a decrease of 3.4% compared to the quarter ended March 31, 2012. The yield on average earning assets was 4.08% for the quarter ended March 31, 2013 unchanged from the previous quarter and 4.56% for the quarter ended March 31, 2012, representing no change from the previous quarter and a decrease of 48 basis points from the quarter ended March 31, 2012. Loan yields decreased by 4 basis points while the yield for the securities portfolio increased by 14 basis points from the previous quarter.

The average annualized cost of interest bearing liabilities was 0.78% for the quarter ended March 31, 2013, compared to 0.82% in the previous quarter, and 1.06% for the quarter ended March 31, 2012, representing a decrease of 4 basis points from the previous quarter and a decrease of 28 basis points from the quarter ended March 31, 2012.  Annualized costs for interest bearing retail deposits decreased by 3 basis points from the previous quarter to 0.69% from 0.72% and decreased by 28 basis points from the same quarter last year.  The decline in the annualized cost of interest bearing retail deposits from both the previous quarter and the same quarter last year was due to reduced interest expenses broadly across deposit categories, including interest checking, savings and time deposits. An annualized cost for wholesale borrowings (excluding brokered deposits) was 1.47%, unchanged compared to the previous quarter and higher by 11 basis points compared to the quarter ended March 31, 2012.

Cost of funds is calculated by dividing annualized total interest expense by the sum of average interest bearing liabilities and average demand deposits. Cost of funds was 0.66% for the quarter ended March 31, 2013 compared to 0.69% for the quarter ended December 31, 2012, a decrease of 3 basis points.  Cost of funds decreased 25 basis points compared to the quarter ended March 31, 2012.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34.0%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Non-interest income decreased by $2 million or 25.7% when comparing the quarter ended March 31, 2013 to the previous quarter and decreased by 0.9% compared to the quarter ended March 31, 2012. Gains on mortgage loan sales decreased by 34.3% when comparing the quarter ended March 31, 2013 to the previous quarter and increased by 1.1% when compared to the quarter ended March 31, 2012.  Gains on mortgage loan sales included in the accompanying statements of income are presented net of originator commissions incurred to originate the loans.

Southern Trust Mortgage closed $191.1 million in mortgage loans during the quarter ended March 31, 2013 compared to $249.2 million closed during the previous quarter, and $210.8 million closed during the quarter ended March 31, 2012, a decrease of 23.3% compared to the previous quarter and a decrease of 9.3% when comparing the same calendar quarters.

The revenues and expenses of Southern Trust Mortgage are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheets as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statements of income as “Net (income) / loss attributable to non-controlling interest.”

Total revenue generated by our wealth management group, Middleburg Investment Group (“MIG”) was $1.0 million for the quarter ended March 31, 2013 unchanged from the previous quarter and $1.1 million in the quarter ended March 31, 2012. Middleburg Investment Group is comprised of Middleburg Trust Company, a wholly owned subsidiary of the Company and Middleburg Investment Services, which is a division of Middleburg Bank.  Fee income is based primarily upon the market value of the accounts under administration. Total consolidated assets under administration by MIG were $1.5 billion at March 31, 2013, an increase of 6% relative to March 31, 2012.

Net securities gains were $47,000 during the quarter ended March 31, 2013 compared to losses of $7,000 during the previous quarter and gains of $140,000 during the quarter ended March 31, 2012.

The following table presents dollar and percentage changes in components of non-interest income for the periods ended March 31, 2013 and March 31, 2012:

MIDDLEBURG FINANCIAL CORPORATION
Non-Interest Income
(in thousands)

	For the three months ended		Dollar	Percent
	3/31/2013	3/31/2012	Change	Change

Service charges on deposit accounts	$534	$530	$4	0.8%
Trust services income	960	921	39	4.2%
Net gains on loans held for sale	3,893	3,852	41	1.1%
Net gains on securities available for sale	47	140	(93)	-66.4%
Net commissions on investment sales	94	147	(53)	-36.1%
Other service charges, commissions and fees	130	150	(20)	-13.3%
Bank-owned life insurance	120	122	(2)	-1.6%
Other operating income	150	122	28	23.1%
Total non-interest income	$5,928	$5,984	$(56)	-0.9%

Non-Interest Expense

Total non-interest expense in the first quarter of 2013 was 1% higher compared to the previous quarter and increased by $614,000 or 4.6% compared to the quarter ended March 31, 2012.

Salaries and employee benefit expenses decreased by $479,000 or 5.8% when comparing the first quarter of 2013 to the previous quarter. Salaries and employee benefits increased by $442,000 or 6.0% versus the first quarter of 2012.  The increase in salaries and employee benefit expenses was primarily due to staffing expenses for the financial service center in Richmond which opened in the fourth quarter of 2012.

Expenses related to Other Real Estate Owned (“OREO”) increased by $765,000 when comparing the first quarter of 2013 to the previous quarter and increased by $534,000 versus the quarter ended March 31, 2012. The increase in this expense was primarily related to losses incurred on the sale of two large OREO properties during the first quarter.  The liquidation of these properties reduced non-performing assets by approximately $2.0 million and contributed to the decline in the Company’s non-performing assets ratio from 3.05% at December 31, 2012 to 2.77% at March 31, 2013.

Advertising expense was lower by 57.8% compared to the previous quarter and decreased by $32,000 or 10.7% from the quarter ended March 31, 2012.  Advertising expenses in the fourth quarter of 2012 were impacted by costs for promotions related to the Richmond financial service center.

Other operating expenses decreased by $429,000 or 15.6% from the quarter ended March 31, 2012 primarily due to lower mortgage banking related expenses.

The following table presents dollar and percentage changes in components of non-interest expense for the periods ended March 31, 2013 and March 31, 2012:

MIDDLEBURG FINANCIAL CORPORATION
Non-Interest Expense
(in thousands)

	For the three months ended		Dollar	Percent
	3/31/2013	3/31/2012	Change	Change

Salaries and employees' benefits	$7,799	$7,357	$442	6.0%
Net occupancy and equipment expense	1,805	1,778	27	1.5%
Advertising	268	300	(32)	-10.7%
Computer operations	461	385	76	19.7%
Other real estate owned	820	286	534	186.7%
Other taxes	192	203	(11)	-5.4%
Federal deposit insurance expense	265	258	7	2.7%
Other operating expenses	2,318	2,747	(429)	-15.6%
Total non-interest expense	$13,928	$13,314	$614	4.6%

The Company’s efficiency ratio was 80.9% for the first quarter of 2013, compared to an efficiency ratio of 77.2% for the first quarter of 2012.  The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  The Company calculates its efficiency ratio by dividing non interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

Asset Quality and Provision for Loan Losses

Non Performing Asset balances have decreased by 11.0% since December 31, 2012 while net charge-offs have declined in three consecutive quarters beginning in the quarter ended September 30, 2012. Substantially all of the net charge-offs during the first quarter were fully reserved at December 31, 2012.  As a result of the drop in non-performing assets and charge-offs, the Company recorded a negative loan loss provision of $188,000 for the quarter ended March 31, 2013 versus $792,000 for the quarter ended March 31, 2012.  The negative provision allowed the reserve ratio to decrease to 1.89% of portfolio loans at March 31, 2013 from 2.02% at December 31, 2012.  After this quarter’s reserve decrease, the coverage ratio for non-performing assets (allowance for loan losses balance divided by non-performing assets) increased to 40.2% of nonperforming assets from 37.9% at December 31, 2012.

The Allowance for Loan and Lease Losses (ALLL) was $13.5 million representing 1.89% of loans held for investment at March 31, 2013 compared to $14.3 million representing 2.02% of loans held for investment at December 31, 2012.  The decrease in the ALLL balance as a percentage of loans held for investment occurred primarily due to an increase in the balance of loans held for investment and lower loss reserves resulting from improved credit quality over three consecutive quarters beginning in the quarter ended September 30, 2012.

Loans that were delinquent for more than 90 days and still accruing were $812,000 as of March 31, 2013 compared to $1.0 million as of December 31, 2012, and $167,000 as of March 31, 2012, representing a decrease of 22.2% compared to the previous quarter and a 386.2% increase compared to the quarter ended March 31, 2012.

Non-accrual loans were $20.0 million at the end of the first quarter of 2013 compared to $21.7 million as of December 31, 2012 and $22.2 million at March 31, 2012, representing a decrease of 7.6% during the first quarter of 2013 and a decrease of 10.0% since March 31, 2012. Troubled debt restructurings that were performing as agreed were $4.9 million at the end of the first quarter of 2013, compared to $5.1 million for the quarter ended December 31, 2012, representing a decrease of 5.4% during the quarter. Other Real Estate Owned (OREO) was $7.9 million as of March 31, 2013 compared to $9.9 million as of December 31, 2012, representing a decrease of 20.4% during the first quarter of 2013. Total non-performing assets were $33.6 million or 2.77% of total assets at March 31, 2013, compared to $37.8 million or 3.05% of total assets as of December 31, 2012 and $38.6 million or 3.21% of total assets as of March 31, 2012.

The net loan charge-offs during the first quarter of 2013 were $615,000 compared to net charge-offs of $911,000 for the previous quarter and $554,000 in net loan charge-offs for the quarter ended March 31, 2012.

Total Consolidated Assets

Total assets at March 31, 2013 were $1.2 billion, lower by $23.0 million or 1.9% from December 31, 2012 and an increase of 0.9% from March 31, 2012.

Total loans held for investment increased by $5.1 million or 0.7% in the first quarter of 2013 from the end of the fourth quarter of 2012.  Loans held for investment increased by $32.2 million or 4.7% from March 31, 2012. The securities portfolio (excluding restricted stock) increased by $12.2 million or 3.8% in the first quarter of 2013 relative to the previous quarter and increased by $8.1 million or 2.5% from March 31, 2012. Balances of mortgages held for sale decreased by $33.4 million or 40.7% at March 31, 2013 compared to the previous quarter end balance.  Cash balances and deposits at other banks decreased by 7.3% at the end of the first quarter of 2013 compared to the previous quarter end and increased by $5.4 million or 12.0% from the balances at March 31, 2012.

Deposits and Other Borrowings

Total deposits decreased by $15.8 million or 1.6% from December 31, 2012 to March 31, 2013 and increased by $14.3 million or 1.5% from March 31, 2012.  Brokered deposits, including CDARS program funds, were $64.2 million at March 31, 2013, down 1.4% from December 31, 2012. FHLB advances were $85.0 million at March 31, 2013, an increase of $7.1 million compared to December 31, 2012.

Equity and Capital

Shareholders’ equity attributable to Middleburg Financial Corporation shareholders at March 31, 2013 was $114.8 million, compared to $113.9 million as of December 31, 2012 and $107.9 million at March 31, 2012.  Retained earnings at March 31, 2013 were $47.2 million compared to $46.2 million at December 31, 2012 and $42.4 million at March 31, 2012. The book value of the Company’s common stock at March 31, 2013 was $16.28 per share versus $16.15 per share at December 31, 2012.

The Company’s total risk-based capital ratio increased to 15.6% as of March 31, 2013 from 15.3% at December 31, 2012.  The Tier 1 risk-based capital ratio also increased from 14.0% at December 31, 2012 to 14.4% at March 31, 2013.  The Tier 1 Leverage Ratio remained unchanged from December 31, 2012 to March 31, 2013 at 9.1%.

As depicted in the following table, the Company’s risk-based capital ratios remain well above regulatory minimum capital ratios:

MIDDLEBURG FINANCIAL CORPORATION
Risk-Based Capital Ratios
March 31, 2013

	(1)		MFC
	Regulatory		Excess
	Minimum	MFC	over
	Requirement	Ratios	Minimum

Tier 1 Leverage Ratio	4.0%	9.1%	5.1%

Tier 1 Risk-Based Capital Ratio	4.0%	14.4%	10.4%

Total Risk-Based Capital Ratio	8.0%	15.6%	7.6%

(1) Under the regulatory framework for prompt corrective action.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston,  Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through offices in Virginia, Maryland, Georgia, North Carolina, and South Carolina.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$6,697	$7,139
Interest-bearing deposits with other institutions	43,753	47,276
Total cash and cash equivalents	50,450	54,415
Securities available for sale	331,650	319,457
Loans held for sale	48,721	82,114
Restricted securities, at cost	7,005	6,990
Loans receivable, net of allowance for loan losses of $13,508 at
March 31, 2013 and $14,311 at December 31, 2012	701,078	695,166
Premises and equipment, net	20,418	20,587
Goodwill and identified intangibles	5,975	6,017
Other real estate owned, net of valuation allowance of $348 at
March 31, 2013, and $1,707 at December 31, 2012	7,904	9,929
Prepaid federal deposit insurance	2,768	3,015
Accrued interest receivable and other assets	37,787	39,091

TOTAL ASSETS	$1,213,756	$1,236,781

LIABILITIES
Deposits:
Non-interest-bearing demand deposits	$163,611	$167,137
Savings and interest-bearing demand deposits	515,082	522,740
Time deposits	287,383	292,023
Total deposits	966,076	981,900
Securities sold under agreements to repurchase	31,880	33,975
Short-term borrowings	519	11,873
FHLB borrowings	85,000	77,912
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	7,426	8,844
Commitments and contingent liabilities	-	-
TOTAL LIABILITIES	1,096,056	1,119,659

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized,
7,051,587 and 7,052,554 issued and outstanding at
March 31, 2013, and December 31, 2012, respectively)	17,365	17,357
Capital surplus	43,946	43,869
Retained earnings	47,209	46,235
Accumulated other comprehensive income	6,260	6,467
Total Middleburg Financial Corporation shareholders' equity	114,780	113,928
Non-controlling interest in consolidated subsidiary	2,920	3,194

TOTAL SHAREHOLDERS' EQUITY	117,700	117,122

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,213,756	$1,236,781

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)

	Unaudited
	For the Three Months
	Ended March 31,
	2013	2012
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$8,964	$9,782
Interest and dividends on securities available for sale
Taxable	1,531	1,735
Tax-exempt	631	607
Dividends	56	44
Interest on deposits in other banks	30	24
Total interest and dividend income	11,212	12,192

INTEREST EXPENSE
Interest on deposits	1,373	1,893
Interest on securities sold under agreements to
repurchase	80	83
Interest on short-term borrowings	29	148
Interest on long-term debt	295	297
Total interest expense	1,777	2,421

NET INTEREST INCOME	9,435	9,771
Provision for (recovery of) loan losses	(188)	792

NET INTEREST INCOME AFTER PROVISION
FOR (RECOVERY OF) LOAN LOSSES	9,623	8,979

NONINTEREST INCOME
Service charges on deposit accounts	534	530
Trust services income	960	921
Net gains on loans held for sale	3,893	3,852
Net gains on securities available for sale	47	140
Total other-than-temporary impairment loss on securities	-	(10)
Portion of loss recognized in other
comprehensive income	-	10
Net impairment loss on securities	-	-
Net commissions on investment sales	94	147
Fees on mortgages held for sale	17	42
Other service charges, commissions and fees	130	150
Bank-owned life insurance	120	122
Other operating income	133	80
Total noninterest income	5,928	5,984

NONINTEREST EXPENSE
Salaries and employees' benefits	7,799	7,357
Net occupancy and equipment expense	1,805	1,778
Advertising	268	300
Computer operations	461	385
Other real estate owned	820	286
Other taxes	192	203
Federal deposit insurance expense	265	258
Other operating expenses	2,318	2,747
Total noninterest expense	13,928	13,314

Income before income taxes	1,623	1,649
Income tax expense	363	416

NET INCOME	1,260	1,233
Net loss attributable to non-controlling interest	67	349
Net income attributable to Middleburg
Financial Corporation	$1,327	$1,582

Earnings per share:
Basic	$0.19	$0.23
Diluted	$0.19	$0.23
Dividends per common share	$0.05	$0.05

QUARTERLY SUMMARY STATEMENTS OF INCOME
MIDDLEBURG FINANCIAL CORPORATION
(Unaudited. Dollars in thousands except per share data)
	For the Three Months Ended
	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012
Interest and Dividend Income
Interest and fees on loans	$8,964	$9,330	$9,189	$9,594	$9,782
Interest and dividends on securities available for sale
Taxable	1,531	1,432	1,537	1,704	1,735
Tax Exempt	631	604	596	596	607
Dividends	56	58	46	45	44
Interest on deposits in other banks	30	36	39	25	24
Total interest and dividend income	$11,212	$11,460	$11,407	$11,964	$12,192
Interest Expense
Interest on deposits	$1,373	$1,449	$1,728	$1,846	$1,893
Interest on securities sold under agreements to repurchase	80	82	83	84	83
Interest on short-term borrowings	29	81	74	89	148
Interest on FHLB borrowings and other debt	295	295	305	287	297
Total interest expense	$1,777	$1,907	$2,190	$2,306	$2,421
Net interest income	$9,435	$9,553	$9,217	$9,658	$9,771
Provision for (recovery of) loan losses	(188)	1,281	635	730	792
Net interest income after provision
for (recovery of) loan losses	$9,623	$8,272	$8,582	$8,928	$8,979
Non-Interest Income
Trust services income	$960	$923	$928	$979	$921
Service charges on deposit accounts	534	572	557	538	530
Net gains (losses) on securities available for sale	47	(7)	164	148	140
Total other-than-temporary impairment loss on securities	-	-	-	(36)	(10)
Portion of loss recognized in other comprehensive income	-	-	-	36	10
Net other-than-temporary impairment loss	-	-	-	-	-
Commissions on investment sales	94	129	117	125	147
Bank owned life insurance	120	96	118	123	122
Gains on loans held for sale	3,893	5,926	6,161	5,075	3,852
Fees on mortgages held for sale	17	43	37	64	42
Other operating income	263	299	236	119	230
Total non-interest income	$5,928	$7,981	$8,318	$7,171	$5,984
Non-Interest Expense
Salaries and employee benefits	$7,799	$8,278	$7,276	$7,506	$7,357
Net occupancy and equipment expense	1,805	1,785	1,732	1,755	1,778
Other taxes	192	202	203	205	203
Advertising	268	635	652	447	300
Computer operations	461	471	322	394	385
Other real estate owned	820	55	1,506	874	286
Federal deposit insurance expense	265	269	262	261	258
Other operating expenses	2,318	2,103	1,883	1,869	2,747
Total non-interest expense	$13,928	$13,798	$13,836	$13,311	$13,314

Income before income taxes	$1,623	$2,455	$3,064	$2,788	$1,649
Income tax expense	363	387	565	598	416
Net income	$1,260	$2,068	$2,499	$2,190	$1,233
Less: Net (income) loss attributable to non-controlling interest	67	(647)	(785)	(421)	349
Net income attributable to Middleburg Financial Corporation	$1,327	$1,421	$1,714	$1,769	$1,582

Net income per common share, basic	$0.19	$0.20	$0.24	$0.25	$0.23
Net income per common share, diluted	$0.19	$0.20	$0.24	$0.25	$0.23
Dividends per common share	$0.05	$0.05	$0.05	$0.05	$0.05

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012

Net income	$1,327	$1,421	$1,714	$1,769	$1,582
Earnings per share, basic	$0.19	$0.20	$0.24	$0.25	$0.23
Earnings per share, diluted	$0.19	$0.20	$0.24	$0.25	$0.23
Dividend per share	$0.05	$0.05	$0.05	$0.05	$0.05

Return on average total assets - QTD	0.44%	0.46%	0.55%	0.60%	0.54%
Return on average total equity - QTD	4.71%	4.96%	6.11%	6.50%	5.95%
Dividend payout ratio	26.57%	24.82%	20.53%	19.87%	22.11%
Non-interest revenue to total revenue (1)	38.40%	45.54%	46.94%	41.97%	36.47%

Net interest margin (2)	3.45%	3.42%	3.28%	3.57%	3.69%
Yield on average earning assets	4.08%	4.08%	4.03%	4.40%	4.56%
Cost of average interest-bearing liabilities	0.78%	0.82%	0.93%	1.00%	1.06%
Net interest spread	3.30%	3.26%	3.10%	3.40%	3.50%

Non-interest income to average assets (3)	1.93%	2.62%	2.66%	2.35%	1.93%
Non-interest expense to average assets (3)	4.57%	4.53%	4.52%	4.47%	4.50%

Efficiency ratio - QTD (Tax Equiv) (4)	80.96%	76.51%	69.27%	72.68%	77.24%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above.  This calculation excludes net securities gains and losses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets. Excludes securities gains and losses including OTTI adjustments.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	June 30, 2012	Mar. 31, 2012
BALANCE SHEET RATIOS
Loans to deposits (Including HFS)	79.01%	80.62%	79.73%	77.30%	80.21%
Portfolio loans to deposits	73.97%	72.26%	70.33%	70.33%	71.69%
Average interest-earning assets to
average-interest bearing liabilities	123.60%	124.17%	123.02%	121.73%	120.99%
PER SHARE DATA
Dividends	$0.05	$0.05	$0.05	$0.05	$0.05
Book value (MFC Shareholders)	$16.28	$16.15	$15.96	$15.57	$15.40
Tangible book value (3)	$15.41	$15.30	$15.10	$14.71	$14.52
SHARE PRICE DATA
Closing price	$19.41	$17.66	$17.76	$17.00	$15.71
Diluted earnings multiple (1)	25.54	22.08	18.50	17.00	17.08
Book value multiple(2)	1.19	1.09	1.11	1.09	1.02

COMMON STOCK DATA
Outstanding shares at end of period	7,051,587	7,052,554	7,052,554	7,052,554	7,005,315
Weighted average shares O/S Basic - QTD	7,051,009	7,052,554	7,036,536	7,030,639	6,994,858
Weighted average shares O/S, diluted - QTD	7,082,354	7,069,603	7,051,860	7,042,111	7,000,169
CAPITAL RATIOS
Capital to Assets - Common shareholders	9.46%	9.21%	9.10%	9.02%	8.97%
Capital to Assets - with Noncontrolling Interest	9.70%	9.47%	9.34%	9.19%	9.11%
Tangible common equity ratio (4)	9.01%	8.77%	8.66%	8.56%	8.50%
Leverage ratio	9.11%	9.10%	8.92%	8.99%	8.89%
Tier 1 risk based capital ratio	14.35%	14.09%	13.98%	13.66%	13.57%
Total risk based capital ratio	15.60%	15.35%	15.23%	14.92%	14.83%
CREDIT QUALITY
Net charge-offs to average total loans	0.08%	0.12%	0.22%	0.08%	0.07%
Total non-performing loans to total portfolio loans	3.59%	3.92%	4.02%	3.57%	3.88%
Total non-performing assets to total assets	2.77%	3.05%	3.22%	3.10%	3.21%
Non-accrual loans to:
total portfolio loans	2.80%	3.05%	3.28%	2.74%	3.26%
total assets	1.65%	1.75%	1.84%	1.54%	1.85%
Allowance for loan losses to:
total portfolio loans	1.89%	2.02%	2.01%	2.18%	2.18%
non-performing assets	40.22%	37.89%	35.05%	39.56%	38.53%
non-accrual loans	67.48%	66.06%	61.46%	79.61%	66.80%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$812	$1,044	$860	$1,372	$167
Non-accrual loans	20,019	21,664	22,683	18,802	22,247
Restructured loans (Not in non accrual)	4,854	5,132	4,302	4,334	4,056
Other real estate owned and repossessed assets	7,904	9,929	11,933	13,335	12,095
Total non-performing assets	$33,589	$37,769	$39,778	$37,843	$38,565
NET LOAN CHARGE-OFFS:
Loans charged off (QTD)	$721	$1,060	$1,817	$694	$700
Recoveries (QTD)	(106)	(149)	(154)	(72)	(146)
Net charge-offs (QTD)	$615	$911	$1,663	$622	$554
PROVISION FOR (RECOVERY OF) LOAN LOSSES	$(188)	$1,281	$635	$730	$792
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$14,311	$13,941	$14,969	$14,861	$14,623
Provision	(188)	1,281	635	730	792
Net charge-offs	(615)	(911)	(1,663)	(622)	(554)
Balance at the end of period	$13,508	$14,311	$13,941	$14,969	$14,861

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3)
Tangible book value is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(4)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

	MIDDLEBURG FINANCIAL CORPORATION
	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended March 31,
		2013			2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$265,972	$1,587	2.42%	$263,408	$1,779	2.72%
Tax-exempt (1)	67,252	956	5.77%	61,802	920	5.99%
Total securities	$333,224	$2,543	3.09%	$325,210	$2,699	3.34%
Loans
Taxable	$756,317	$8,958	4.80%	$744,776	$9,782	5.36%
Tax-exempt (1)	687	9	5.31%	-	-	0.00%
Total loans (3)	$757,004	$8,967	4.80%	$744,776	$9,782	5.36%
Interest bearing deposits in
other financial institutions	57,904	30	0.21%	46,111	24	0.21%
Total earning assets	$1,148,132	$11,540	4.08%	$1,116,097	$12,505	4.56%
Less: allowances for credit losses	(14,213)			(14,871)
Total nonearning assets	84,974			81,699
Total assets	$1,218,893			$1,182,925

Liabilities:
Interest-bearing deposits:
Checking	$333,028	$234	0.28%	$303,641	$383	0.51%
Regular savings	108,755	61	0.23%	105,010	115	0.44%
Money market savings	78,085	47	0.24%	56,624	58	0.41%
Time deposits:
$100,000 and over	147,457	507	1.39%	142,688	572	1.61%
Under $100,000	143,379	524	1.48%	180,176	765	1.71%
Total interest-bearing deposits	$810,704	$1,373	0.69%	$788,139	$1,893	0.97%

Short-term borrowings	2,658	29	4.42%	12,379	148	4.81%
Securities sold under agreements
to repurchase	34,103	80	0.95%	34,125	83	0.99%
FHLB borrowings and other debt	81,416	295	1.47%	87,792	297	1.36%
Total interest-bearing liabilities	$928,881	$1,777	0.78%	$922,435	$2,421	1.06%
Non-interest bearing liabilities
Demand Deposits	164,613			144,188
Other liabilities	7,632			7,322
Total liabilities	$1,101,126			$1,073,945
Non-controlling interest	3,471			2,023
Shareholders' equity	114,296			106,957
Total liabilities and shareholders'
equity	$1,218,893			$1,182,925

Net interest income		$9,763			$10,084

Interest rate spread			3.30%			3.50%
Cost of Funds			0.66%			0.91%
Interest expense as a percent of
average earning assets			0.63%			0.87%
Net interest margin			3.45%			3.69%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 365 day year.
(3) Total average loans include loans on non-accrual status.